QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

        We hereby consent to the use in this Registration Statement on Form S-4 for Western Sierra Bancorp of our report dated February 1, 2002 (except to Notes 11 and 15 to which the date is May 23, 2002) relating to the consolidated financial statements of Western Sierra Bancorp and Subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001. We did not audit the consolidated statements of income, changes in shareholders' equity and cash flows of Sentinel Community Bank and Subsidiary for the year ended December 31, 1999. Those statements, included in the 1999 restated consolidated totals, were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Sentinel Community Bank and Subsidiary, is based solely on the reports of the other auditors.

        We also consent to the use in this Registration Statement on Form S-4 for Western Sierra Bancorp of our report dated February 14, 2002 relating to the financial statements of Mid Valley Bank as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001.

        We further consent to the reference to our firm under the heading "Experts" in this Registration Statement.

/s/ PERRY-SMITH LLP
Sacramento, California July 9, 2002

QuickLinks

Exhibit 23.2